SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

ELECTRONICS FOR IMAGING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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ELECTRONICS FOR IMAGING, INC.

303 Velocity Way

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 20, 2008

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), will be held on Tuesday, May 20, 2008 at 9:00 a.m., Pacific Time, at the Company’s corporate headquarters, 303 Velocity Way, Foster City, California 94404 for the following purposes:

1.	To elect seven (7) directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

2.	To ratify the appointment of the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2008.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has approved the proposals described in the Proxy Statement and recommends that you vote “FOR” each proposal.

Only stockholders of record at the close of business on April 17, 2008 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to submit your proxy electronically, by telephone or by marking, signing, dating and returning the enclosed proxy for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Sincerely,

/s/ JAMES L. ETHERIDGE
James L. Etheridge Secretary

Foster City, California

April 28, 2008

YOUR VOTE IS IMPORTANT.

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING,

YOU ARE REQUESTED TO SUBMIT YOUR PROXY ELECTRONICALLY, OR BY TELEPHONE,

AS DESCRIBED UNDER “SUBMISSION OF PROXIES; INTERNET AND TELEPHONE VOTING” IN THE ATTACHED PROXY STATEMENT, OR

COMPLETE, SIGN AND DATE THE ENCLOSED PROXY

AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

ELECTRONICS FOR IMAGING, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

MAY 20, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Tuesday, May 20, 2008 at 9:00 a.m., Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s corporate headquarters, 303 Velocity Way, Foster City, California 94404. The Company intends to mail this Proxy Statement and accompanying proxy card on or about April 30, 2008 to stockholders entitled to vote at the Annual Meeting.

At the Annual Meeting, the stockholders of the Company will be asked: (1) to elect seven (7) directors to hold office until the next annual meeting or until their successors are duly elected and qualified; (2) to ratify the appointment of the Company’s independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008; and (3) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. All proxies which are properly completed, signed and returned to the Company or properly submitted electronically or by telephone prior to the Annual Meeting will be voted.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on April 17, 2008 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had outstanding and entitled to vote 53,355,169 shares of Common Stock. A quorum is a majority of the voting power of the shares entitled to vote at the Annual Meeting. As there were 53,355,169 eligible votes as of the record date, we will need at least 26,677,585 votes present in person, by telephone or by proxy at the Annual Meeting for a quorum to exist. Each holder of record of Common Stock on such date will be entitled to one vote per each share on all matters to be voted upon by the stockholders and may not cumulate votes for the election of directors.

A plurality of the shares of Common Stock voting in person or by proxy is required to elect each of the nominees for director. A plurality means that the nominees receiving the largest number of votes cast will be elected. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, withheld votes and broker non-votes. Abstentions, withheld votes and broker non-votes (which occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner) are counted as present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Withheld votes and broker non-votes will have no effect on the outcome of the election of directors. All proposals other than the election of directors require the affirmative vote of a majority of shares entitled to vote present in person or by proxy at the Annual Meeting. Abstentions have the same effect as negative votes on these proposals, because they represent votes that are present but not cast. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

Adjournment of Meeting

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of shares entitled to vote present in person or by proxy at the Annual Meeting.

Submission of Proxies; Internet and Telephone Voting

If you hold shares as a registered shareholder in your own name, you should complete, sign and date the enclosed proxy card as promptly as possible and return it using the enclosed envelope. If your completed proxy card is received prior to or at the meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (1) the election of the Company’s nominees as directors; (2) the ratification of the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008; and (3) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate voting instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Solicitation

The cost of preparing, assembling, printing and mailing the Proxy Statement, the Notice of Annual Meeting and the enclosed proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company will request banks, brokers, dealers and voting trustees or other nominees to solicit their customers who are beneficial owners of shares listed of record in names of nominees, and will reimburse such nominees for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram, email and personal solicitation by directors, officers and regular employees of the Company or, at the Company’s request, a proxy solicitation firm. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services, but a proxy solicitation firm will be paid its customary fee if it renders solicitation services.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the Company’s principal executive office, 303 Velocity Way, Foster City, California 94404, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Stockholder Proposals To Be Presented at Next Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of stockholders to be held in 2009, pursuant to Rule 14a-8 of the Securities and Exchange Commission (the “SEC”), is currently expected to be December 29, 2008. The Rules of the SEC also establish a deadline with respect to discretionary voting for submission of stockholder proposals that are not intended to be included in the Company’s Proxy Statement (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the 2009 Annual Meeting is currently expected to be March 14, 2009. These deadlines are subject to change if the date of the 2009 Annual Meeting is more than 30 calendar days from the date of the 2008 Annual Meeting. If a Stockholder gives notice of such proposal after the Discretionary Vote Deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote the shares they represent as the Board of Directors may recommend, which may include a vote against the stockholder proposal when and if the proposal is raised at the Company’s 2009 Annual Meeting.

Additional Copies

The Company’s Annual Report for the fiscal year ended December 31, 2007 has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material. If, for whatever reason, you need a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, we will provide one to you free of charge upon your written request to Investor Relations at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2008: The Company’s Proxy Statement dated April 28, 2008 and Annual Report for the fiscal year ended December 31, 2007 are available electronically at www.efi.com/irProxy.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

There are seven (7) nominees for the seven (7) Board positions authorized effective as of the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven (7) nominees named below. Proxies cannot be voted for more directors than the seven (7) nominees named. In the event that any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. Each person has been recommended for nomination by the Nominating and Governance Committee of the Board of Directors and has been nominated by the Board for election. Each person nominated for election has agreed to serve, and the Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified, or until such director’s earlier death, resignation or removal.

The names of the nominees, each of whom is currently a director of the Company elected by the stockholders or appointed by the Board, and certain information about them as of April 1, 2008 are set forth below.

Name of Nominee and Principal Occupation	Age	Director Since
Gill Cogan(1) Founding Partner, Opus Capital Ventures LLC	56	1992
Guy Gecht Chief Executive Officer of the Company	42	2000
Thomas Georgens President and Chief Operating Officer, NetApp, Inc.	48	2008
James S. Greene(2)(3) Vice President, Cisco Systems, Inc.	54	2000
Richard A. Kashnow Consultant, Self-Employed	66	2008
Dan Maydan(1)(2)(3) Member, Board of Trustees, Palo Alto Medical Foundation	72	1996
Fred Rosenzweig President of the Company	52	2000

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Governance Committee.
(3)	Member of the Audit Committee.

Mr. Cogan has served as interim Chairman of the Board of the Company since June 28, 2007. Mr. Cogan is a founding Partner of Opus Capital Ventures LLC, a venture capital firm established in 2005. Previously, he was the Managing Partner of Lightspeed Venture Partners, a venture capital firm, from 2000 to 2005. From 1991 until 2000, Mr. Cogan was Managing General Partner of Weiss, Peck & Greer Venture Partners, L.P., a venture capital firm. From 1986 to 1990, Mr. Cogan was a partner of Adler & Company, a venture capital group handling technology-related investments. From 1983 to 1985, he was Chairman and Chief Executive Officer of Formtek, Inc., an imaging and data management computer company, whose products were based upon technology developed at Carnegie-Mellon University. Mr. Cogan is currently a director of several privately held companies. Mr. Cogan holds an MBA from the University of California at Los Angeles.

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000. From July 1999 to January 2000, he served as President of the Company. From January 1999 to July 1999, he was Vice President and General Manager of Controllers Products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, Inc., a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company and from 1990 to 1991 he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel.

Mr. Georgens has served as a director of the Company since April 2008. Mr. Georgens is currently President and Chief Operating Officer, of NetApp, Inc., a provider of data management solutions. From January 2007 to January 2008, Mr. Georgens was Vice President, Product Operations and from October 2005 to January 2007, he was Executive Vice President and General Manager of Enterprise Storage Systems for NetApp. From 1996 to 2005, Mr. Georgens served LSI Logic and its subsidiaries, including Engenio, in various capacities, including as President, Chief Executive Officer, Vice President and General Manager, and Director. Prior to working with LSI Logic and its subsidiaries, Mr. Georgens spent 11 years at EMC in a variety of engineering and marketing positions. Mr. Georgens graduated from Rensselaer Polytechnic Institute with a B.S. and M.Eng degrees in computer and systems engineering, and also holds an M.B.A. from Babson College.

Mr. Greene is currently a Vice President of Cisco Systems, Inc., a communications and information technology company, where he is responsible for the Global Financial Services business. From January 2004 until February 2005, Mr. Greene was the President and General Manager for the Global Financial Services business of TeleTech Holdings, Inc., a customer management services company. From September 2001 until February 2004, Mr. Greene was a Senior Vice President with Cap Gemini Ernst & Young, a consulting services firm, where he served clients in the global financial services industries. Prior to that he was Chief Executive Officer and President of Abilizer Solutions Inc., a global Enterprise Information Portal software business. Prior to Abilizer, Mr. Greene was a Senior Partner with Accenture, a consulting firm. Mr. Greene joined Accenture in 1979 and left in 2000 as the Managing Partner of their Western Region. Mr. Greene received his B.A. in Economics from the University of California at Davis and his M.B.A. from Santa Clara University.

Mr. Kashnow has served as a director of the Company since April 2008. Since 2003, Mr. Kashnow has been self-employed as a consultant. From 1999 until 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital unit he established for Tyco International, Inc., a diversified manufacturing and services company. From 1995 to 1999, he served as Chairman, Chief Executive Officer, and President of Raychem Corporation, a global technology materials company. He started his career as a physicist at General Electric’s Corporate Research and Development Center in 1970. During his seventeen years with GE, he progressed through a series of technical and general management assignments. Mr. Kashnow received a Ph.D. in physics from Tufts University in 1968 and a B.S. in physics from Worcester Polytechnic Institute in 1963. He served in the U.S. Army between 1968 and 1970 and completed his active duty tour as a Captain. He also serves on the boards of Ariba, Inc., a public company providing on-demand spend management solutions and Pillar Data Systems, a private company specializing in networked storage. Until March 2008, he served as chairman of ActivIdentity, a public software security company. Until September 2007, he also served as Chairman of Komag, Inc., a public data storage media company which was acquired at that time by Western Digital and, until September 2006, on the board of ParkerVision, Inc., a wireless technologies and products company.

Dr. Maydan was President of Applied Materials Inc., a semiconductor manufacturing equipment company, from January 1994 to April 2003 and a member of that company’s board of directors from June 1992 to October

2005. From March 1990 to January 1994, Dr. Maydan served as Applied Materials’ Executive Vice President, with responsibility for all product lines and new product development. Before joining Applied Materials in September 1980, Dr. Maydan spent thirteen years managing new technology development at Bell Laboratories during which time he pioneered laser recording of data on thin-metal films and made significant advances in photolithography and vapor deposition technology for semiconductor manufacturing. In 1998, Dr. Maydan was elected to the National Academy of Engineering. He serves on the board of directors of Infinera Corporation, a digital optical communications company, the board of directors as well as the compensation committee of the board of directors of LaserCard Corporation, a secure ID solutions company, and the board of directors of a privately held company. Dr. Maydan is a member of the Board of Trustees of the Palo Alto Medical Foundation (P.A.M.F.). Dr. Maydan received his B.S. and M.S. degrees in electrical engineering from Technion, the Israel Institute of Technology, and his Ph.D. in Physics from Edinburgh University in Scotland.

Mr. Rosenzweig was appointed President of the Company as of January 1, 2000. From July 1999 to January 2004 he served as Chief Operating Officer of the Company. From August 1998 to July 1999, Mr. Rosenzweig served as Executive Vice President. From January 1995 to August 1998, Mr. Rosenzweig served as Vice President, Manufacturing and Support of the Company. From May 1993 to January 1995, Mr. Rosenzweig served as Director of Manufacturing of the Company. Prior to joining the Company, from July 1992 to May 1993, he was a plant general manager at Tandem Computers Corporation, a computer company. From October 1989 to July 1992, Mr. Rosenzweig served as a systems and peripheral test manager at Tandem Computers Corporation. Mr. Rosenzweig holds a B.S. in Metallurgical Engineering from The Pennsylvania State University and an M.B.A. from the University of California at Berkeley.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

The Company’s Board of Directors recommends a vote “FOR” the election of all seven (7) nominees listed above. Proxies received by the Company will be voted “FOR” the election of all nominees listed above unless the stockholder specifies otherwise in the proxy.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings of Board of Directors and Committees

The Board of Directors of the Company held a total of fourteen (14) meetings in 2007. The Board has established the following committees, among others, to assist the Board in discharging its duties: (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Governance Committee. Current copies of the charters for the Audit Committee, the Compensation Committee and the Nominating and Governance Committee as well as the Board of Director Guidelines can be found on the Company’s website at www.efi.com. Each director attended 75% or more of the total number of meetings of the Board and of the committees thereof, if any, upon which such director served during 2007.

Audit Committee

The Audit Committee currently consists of Directors Paisley, Greene and Maydan. Christopher B. Paisley is not standing for reelection to the Board of Directors and will no longer be a member of the Audit Committee effective as of the Annual Meeting. The Audit Committee conducted thirteen (13) meetings in 2007. The Audit Committee approves the engagement of and the services to be performed by the Company’s independent auditors and reviews the Company’s accounting principles and its system of internal accounting controls. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the Nasdaq Stock Market and also meet the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, our Board of Directors has determined that Mr. Paisley is an “audit committee financial expert” as defined by the SEC.

The Audit Committee oversees the Company’s Ethics Program, which presently includes, among other things, the Company’s Code of Business Conduct and Ethics, the Company’s Code of Ethics for the Management Team, the Company’s Code of Ethics for the Accounting and Finance Team, the Company’s Code of Ethics for the Sales Team (collectively, the “Codes”), an Internal Audit Committee responsible for receiving and investigating complaints, a 24-hour global toll-free hotline and an internal website whereby employees can anonymously submit complaints via email. The Company’s Codes can be found on the Company’s website at www.efi.com.

Compensation Committee

The Compensation Committee currently consists of Directors Cogan and Maydan. The Compensation Committee held twelve (12) meetings in 2007. The Board has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the Nasdaq Stock Market. The Compensation Committee reviews and approves the Company’s executive compensation policy and administers the Company’s stock plans.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Directors Maydan, Greene and Paisley. Mr. Paisley is not standing for reelection to the Board of Directors and will no longer be a member of the Nominating and Governance Committee effective as of the Annual Meeting. The Nominating and Governance Committee held two (2) meetings in 2007. The Board has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in Rule 4200 of the listing standards of The NASDAQ Stock Market. The Nominating and Governance Committee develops and recommends governance principles and recommends director nominees.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.”

The Nominating and Governance Committee will consider suggestions of nominees from stockholders. Stockholders may recommend individuals for consideration by submitting the materials set forth below to the Company addressed to the Nominating and Governance Committee at the Company’s headquarters address. To be timely, the written materials must be submitted within the time permitted for submission of a stockholder proposal for inclusion in the Company’s proxy statement for the subject annual meeting.

The written materials must include: (1) all information relating to the individual recommended that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (2) the name(s) and address(es) of the stockholders making the nomination and the amount of the Company’s securities that is owned beneficially and of record by such stockholder(s); (3) appropriate biographical information (including a business address and a telephone number) and a statement as to the individual’s qualifications, with a focus on the criteria described below; (4) a representation that the stockholder is a holder of stock of the Company entitled to vote on the date of submission of such written materials; and (5) any material interest of the stockholder in the nomination.

Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should be addressed to:

Electronics For Imaging, Inc.

Attention: Nominating and Governance Committee

c/o James L. Etheridge

303 Velocity Way

Foster City, CA 94404

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective board candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of the Company.

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company.

•	Commitment to understand the Company and its business, industry and strategic objectives.

•

Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, number of other company boards on which the candidate serves and ability to generally fulfill all responsibilities as a director of the Company.

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group.

•	Good health and ability to serve.

•

For prospective non-employee directors, independence under SEC and applicable stock exchange rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director of the Company.

Other Factors for Potential Consideration

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences.

•

Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable SEC and NASDAQ Stock Market rules.

•	Composition of the Board and whether the prospective nominee will add to or complement the Board’s existing strengths.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating and Governance Committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought (based on input from the full Board).

•	Outside Advisors. The Nominating and Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

•	Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above.

•

For incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company, the number of other company boards on which the individual serves, composition of the Board at that time and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board.

•

Management Directors.    The number of officers or employees of the Company serving at any time on the Board should be limited such that, at all times, a majority of the directors is “independent” under applicable SEC and NASDAQ Stock Market rules.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Governance Committee and by the Chief Executive Officer. Upon completion of the above procedures, the Nominating and Governance Committee will determine the list of potential candidates to be recommended to the full Board for nomination at the annual meeting or appointment to the Board between annual meetings. The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Nominating and Governance Committee.

COMPENSATION OF DIRECTORS

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2007.

Name(1) (a)	Fees earned or paid in cash ($) (b)	Stock awards ($)(2)(3) (c)	Option awards ($)(2)(3) (d)	Non-equity incentive plan compensation ($) (e)	Change in pension value and nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)
Gill Cogan	$120,750	$90,220	$129,094	—	—	—	$340,064
James S. Greene	119,000	90,220	129,094	—	—	—	338,314
Jean-Louis Gassée	60,250	96,055	122,157	—	—	—	278,462
Dan Maydan	133,750	90,220	129,094	—	—	—	353,064
Christopher Paisley(4)	91,000	90,220	132,631	—	—	—	313,851
Thomas I. Unterberg	42,000	96,055	122,157	—	—	—	260,212

(1)

Guy Gecht, the Company’s Chief Executive Officer, and Fred Rosenzweig, the Company’s President, are not included in this table as they are employees of the Company and thus receive no compensation for their services as directors. The compensation received by Messrs. Gecht and Rosenzweig as employees of the

Company is shown in the Summary Compensation Table for 2007 on page 26 of this Proxy Statement. Jean-Louis Gassée and Thomas I. Unterberg did not stand for reelection to the Board of Directors at our 2007 annual meeting held on December 14, 2007 and are no longer directors of the Company. Thomas Georgens and Richard Kashnow were appointed to the Board in April 2008.

(2)	At December 31, 2007, the aggregate number of stock awards outstanding for each independent director was as follows: Gill Cogan 7,500; James S. Green 7,500; Jean-Louis Gassée 0; Dan Maydan 7,500; Christopher Paisley 7,500; Thomas I. Unterberg 0. At December 31, 2007, the aggregate number of option awards outstanding for each independent director was as follows: Gill Cogan 141,668; James S. Green 88,668; Jean-Louis Gassée 63,750; Dan Maydan 70,934; Christopher Paisley 80,000; Thomas I. Unterberg 131,251.
(3)	Amounts included in the “Stock Awards” and “Option Awards” columns represent the compensation cost, except disregarding estimated forfeitures, that was recognized by us in the year ended December 31, 2007 on all previously-granted awards and options in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments,” or “SFAS 123R.” See Note 12 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.
(4)	Christopher Paisley is not standing for reelection to the Board at the upcoming Annual Meeting.

The compensation of the non-employee directors serving on the Board is determined by the Compensation Committee. Non-employee members of the Board currently receive cash and equity compensation in connection with their service to the Company and do not receive any additional compensation for service on the Board.

Cash Compensation.    Non-employee members of the Board of Directors receive cash compensation in the form of the annual retainers and attendance fees per meeting of the Board of Directors and its committees as set forth below:

Annual Retainer for Each Non-Employee Director	$25,000
Audit Committee Chairperson Retainer	$10,000
Audit Committee Member Retainer	$5,000
Compensation Committee Chairperson Retainer	$5,000
Compensation Committee Member Retainer	$2,500
Nominating and Governance Chairperson Retainer	$5,000
Nominating and Governance Member Retainer	$2,500
Special Committee Member Compensation	$50,000
Board Meeting Attendance (in person)	$2,000
Board Meeting Attendance (by telephone)	$1,000
Audit Committee Meeting Attendance (in person)	$4,000	(Chairperson	)
	$2,000	(other directors	)
Audit Committee Meeting Attendance (by telephone)	$2,000	(Chairperson	)
	$1,000	(other directors	)
Compensation Committee Attendance	$2,000	(Chairperson	)
	$1,000	(other directors	)
Nominating and Governance Attendance	$2,000	(Chairperson	)
	$1,000	(other directors	)

The Company also reimburses each non-employee member of the Board for out-of-pocket expenses incurred in connection with attendance at meetings.

Equity Compensation.    During 2007, none of the outside members of the Board were granted stock options, restricted common stock awards or any other equity awards. Any new outside director that joins the Board will receive an option to purchase 40,000 shares of stock at an exercise price equal to the fair market value of the Company’s stock on the date of grant. All such options generally expire at the end of seven years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Indemnification of Officers and Directors

As permitted under Delaware law, pursuant to our bylaws, charter and indemnification agreements that we have entered into with our current and former executive officers, directors and general counsel, we are required, subject to certain limited qualifications, to indemnify our executive officers, directors and general counsel for certain events or occurrences while the executive officer, director or general counsel is, or was serving, at our request in such capacity. The indemnification period covers all pertinent events and occurrences during the executive officer’s, director’s or general counsel’s lifetime. Our indemnification obligations generally extend to the derivative shareholder suits and Nasdaq delisting proceedings of the Company. In this regard, we have received, and expect to receive, requests for indemnification by certain current and former executive officers and directors in connection with the review of our historical stock option granting practices and the related restatement, related government inquiries and derivative shareholder suits. The maximum potential amount of future payments we may be obligated to make under these indemnification agreements is unlimited; however, we have director and officer insurance coverage that limits our exposure and may enable us to recover a portion of any future amounts paid.

Related Transactions

The Audit Committee of our Board has the responsibility of reviewing and approving in advance any proposed related party transactions as defined under Item 404 of Regulation S-K during 2007.

The Company has entered into employment agreements with its named executive officers. These agreements are described below under “Employment Agreements.”

In October 2007, the Company entered into a General Release and Separation Agreement with Joseph Cutts, the Company’s former Chief Operating Officer, pursuant to which the Company made a cash payment to Mr. Cutts in the amount of $335,599, which represented the cash severance payable to Mr. Cutts in accordance with the terms of an employment agreement previously entered into between him and the Company, reduced by a portion of the after-tax gain realized by Mr. Cutts from the exercise of certain stock options having a per share exercise price below the fair market value on the date of grant. In addition, Mr. Cutts agreed to amend certain then-outstanding options so that the exercise price of the vested, unexercised shares thereunder was equal to the fair market value of our common stock on the date the options were granted. The agreement further provided for the release to Mr. Cutts of vested restricted stock awards, and that certain vested options held by Mr. Cutts could be exercised within 90 days of Mr. Cutts’ resignation date or within 90 days after a registration statement on Form S-8 may be used by the Company to register such options, whichever occurred later. The Company also agreed to pay Mr. Cutts’ COBRA premiums for up to 18 months and to pay up to $35,000 for outplacement services.

There were no other related transactions as defined under Item 404 of Regulation S-K during 2007.

Director Independence

The Board of Directors has determined that each of the non-employee directors is independent and that each director who serves on each of its committees is independent, as the term is defined by rules of the Nasdaq Stock Market and the SEC.

COMMUNICATION WITH THE BOARD

The Board has established a process to receive communications from stockholders. Stockholders who wish to communicate with any member (or all members) of the Board should send such communications via regular mail addressed to the Company’s Corporate Secretary, at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404. The Corporate Secretary will review each such communication and forward it to the appropriate Board member or members as he deems appropriate.

The Company encourages its directors to attend the annual meeting of stockholders. Three directors attended the Company’s last annual meeting.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 1992 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 is not required by law, by the Nasdaq Stock Market listing requirements or by the Company’s certificate of incorporation or bylaws. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the Company’s stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether to retain that firm. Even if the selection is ratified, the Company may appoint a different independent registered public accounting firm during the year if the Audit Committee of the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

During the fiscal years ended December 31, 2007 and 2006, PricewaterhouseCoopers LLP provided various audit, audit related and non-audit services to the Company as follows (in thousands):

	2007	2006
Audit fees(a)	$4,417	$1,998
Audit related fees(b)	482	914
Tax fees(c)	—	—
All other fees(d)	2	—

Total	$4,901	$2,912

(a)	Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.
(b)	Audit related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
(c)	Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international compliance and mergers and acquisitions.
(d)	All other fees consist of services provided in connection with other filings.

The Audit Committee is responsible for pre-approving audit and non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Audit Committee has the sole authority to approve the employment of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors.

The Audit Committee of the Board of Directors has considered whether provision of the services described in sections (b), (c) and (d) above is compatible with maintaining the independent auditors’ independence and has determined that such services have not adversely affected PricewaterhouseCoopers LLP’s independence. All of the services of each of (b), (c) and (d) were pre-approved by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

The ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of shares of common stock present, or represented, and entitled to vote thereon, at the annual meeting.

The Company’s Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Proxies received by the Company will be voted “FOR” this proposal unless the stockholder specifies otherwise in the proxy.

SECURITY OWNERSHIP

Except as otherwise indicated below, the following table sets forth certain information regarding beneficial ownership of Common Stock of the Company as of March 31, 2008 by: (1) each of our current directors; (2) each of the named executive officers listed in the Summary Compensation Table for 2007 on page 26 of this Proxy Statement (collectively, our “named executive officers”); (3) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock based upon Schedules 13G or 13D filed with the SEC; and (4) all of our directors and executive officers as a group. As of March 31, 2008, there were 53,357,419 shares of our Common Stock outstanding.

Shares of Common Stock subject to options or other rights that are currently exercisable or exercisable within 60 days of March 31, 2008 are considered outstanding and beneficially owned by the person holding the options or other rights for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404.

	Common stock
Name of beneficial owner(1)	Number of shares	Percentage owned
J. & W. Seligman & Co. Incorporated(2)	7,094,000	13.30%
100 Park Avenue
New York, New York 10017
Third Avenue Management LLC(3)	5,368,065	10.06%
622 Third Avenue
32nd Floor
New York, New York 10017
Wellington Management Company, LLP(4)	3,667,262	6.87%
75 State Street
Boston, Massachusetts 02109
Blum Capital Partners(5)	5,362,111	10.05%
909 Montgomery Street
Suite 400
San Francisco, California 94133
Guy Gecht(6)	657,218	1.23%
Fred Rosenzweig(7)	591,250	1.11%
Gill Cogan(8)	153,668	*
Dan Maydan(9)	72,994	*
James S. Greene(10)	90,668	*
Christopher B. Paisley(11)	82,051	*
Thomas Georgens (12)	—	—
Richard A. Kashnow(13)	—	—
John Ritchie(14)	64,580	*
Joseph Cutts(15)	69,062	*
All current executive officers and directors as a group (9 persons)(16)	1,712,429	3.21%

*	Less than one percent.
(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G and Forms 3 and 4 filed with the SEC as of March 31, 2008. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 53,357,419 shares outstanding on March 31, 2008 adjusted as required by rules promulgated by the SEC.
(2)	Beneficial and percentage ownership information is based on information contained in Schedule 13G/A filed with the SEC on January 28, 2008 by J. & W. Seligman & Co. Incorporated, William C. Morris and Seligman Communications & Information Fund, Inc. The Schedule 13G/A indicates that J. & W. Seligman Incorporated is controlled by William C. Morris and, together with Seligman Communications & Information Fund, Inc., beneficially owns 7,094,000 shares.
(3)	Beneficial and percentage ownership information is based on information contained in Schedule 13G filed with the SEC on March 10, 2008 by Third Avenue Management LLC. Third Avenue Management LLC has sole voting power as to 5,301,365 shares of Common Stock and sole investment power as to 5,368,065 shares of Common Stock.
(4)	Beneficial and percentage ownership information is based on information contained in Schedule 13G/A filed with the SEC on February 14, 2008 by Wellington Management Company, LLP (“WMC”). WMC, in its capacity as investment adviser, may be deemed to beneficially own 3,667,262 shares of Common Stock which are held of record by clients of WMC. WMC has shared voting power as to 2,264,962 shares of Common Stock and shared investment power as to 3,667,363 shares of Common Stock.
(5)	Beneficial and percentage ownership information is based on information contained in Form 3 filed with the SEC on March 10, 2008 by Blum Capital Partners, L.P., Richard C. Blum & Associates, Inc., Blum Strategic GP III, L.L.C., Blum Strategic GP III, L.P., Blum Strategic GP IV, L.L.C. and Saddlepoint Partners GP, L.L.C. Together, the entities beneficially own 5,362,111 shares of Common Stock. The entities share voting and investment power as to all 5,362,111 shares of Common Stock.
(6)	Includes 483,165 shares of Common Stock issuable upon the exercise of options granted to Mr. Gecht under the 1990, 1999 and/or 2004 Stock Plans which are exercisable within 60 days of March 31, 2008.
(7)	Includes 483,665 shares of Common Stock issuable upon exercise of options granted to Mr. Rosenzweig under the 1990, 1999 and/or 2004 Stock Plans which are exercisable within 60 days of March 31, 2008.
(8)	Includes 131,668 shares of Common Stock issuable upon exercise of options granted to Mr. Cogan under the 1990, 1999 and/or 2004 Stock Plans which are exercisable within 60 days of March 31, 2008.
(9)	Includes 60,934 shares of Common Stock issuable upon exercise of options granted to Dr. Maydan under the 1990, 1999 and/or 2004 Stock Plans which are exercisable within 60 days of March 31, 2008.
(10)	Includes 78,668 shares of Common Stock issuable upon exercise of options granted to Mr. Greene under the 1999 and/or 2004 Stock Plans which are exercisable within 60 days of March 31, 2008.
(11)	Includes 70,000 shares of Common Stock issuable upon exercise of options granted to Mr. Paisley under the 2004 Stock Plan which are exercisable within 60 days of March 31, 2008. Includes 51 shares of Common Stock owned by Mr. Paisley through an investment fund.
(12)	Mr. Georgens was appointed to the Board of Directors of the Company in April 2008.
(13)	Mr. Kashnow was appointed to the Board of Directors of the Company in April 2008.
(14)	Includes 36,750 shares of Common Stock issuable upon the exercise of options granted to Mr. Ritchie under the 1999 and/or 2004 Stock Plans which are exercisable within 60 days of March 31, 2008.
(15)	As of June 25, 2007, Mr. Cutts ceased to be an executive officer of the Company. Mr. Cutts terminated his employment with the Company effective as of September 1, 2007.
(16)	Includes an aggregate of 1,344,850 shares of Common Stock issuable upon the exercise of options granted to executive officers and directors collectively under the 1990, 1999 and 2004 Stock Plans which are exercisable within 60 days of March 31, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of security ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5 filings were required, the Company believes that during the period from January 1, 2007 to December 31, 2007, all Section 16(a) filing requirements were timely met, except for delinquent filings on Form 4 (i) for Guy Gecht filed on April 18, 2008 for a transaction that occurred on July 31, 2006, (ii) for John Ritchie filed on April 18, 2008 for a transaction that occurred on July 31, 2006, and (iii) for Joseph Cutts filed on January 29, 2007 for a transaction that occurred on December 15, 2006.

EXECUTIVE OFFICERS

The following table lists certain information regarding the Company’s executive officers as of April 1, 2008.

Name	Age	Position
Guy Gecht	42	Chief Executive Officer
Fred Rosenzweig	52	President
John Ritchie	42	Chief Financial Officer

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000. From July 1999 to January 2000, he served as President of the Company. From January 1999 to July 1999, he was Vice President and General Manager of Controllers Products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company and from 1990 to 1991 he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel.

Mr. Rosenzweig was appointed President of the Company as of January 1, 2000. From July 1999 to January 2004 he served as Chief Operating Officer of the Company. From August 1998 to July 1999, Mr. Rosenzweig served as Executive Vice President. From January 1995 to August 1998, Mr. Rosenzweig served as Vice President, Manufacturing and Support of the Company. From May 1993 to January 1995, Mr. Rosenzweig served as Director of Manufacturing of the Company. Prior to joining the Company, from July 1992 to May 1993, he was a plant general manager at Tandem Computers Corporation, a computer company. From October 1989 to July 1992, Mr. Rosenzweig served as a systems and peripheral test manager at Tandem Computers Corporation. Mr. Rosenzweig holds a B.S. in Metallurgical Engineering from The Pennsylvania State University and an M.B.A. from the University of California at Berkeley.

Mr. Ritchie was appointed Chief Financial Officer on April 1, 2006. From January 2001 to April 1, 2006, Mr. Ritchie served as the Company’s Vice President of Finance. From March 1996 to January 2001, Mr. Ritchie served in a variety of capacities at Splash Technology Holdings, Inc., a server company, most recently as Chief Financial Officer. Prior to Splash, Mr. Ritchie held various accounting and finance positions at Western Waste Industries, Inc., a waste services company, Oce-Bruning, Inc., a printer and copier company, and Mariani Packing Company, an agricultural company. Mr. Ritchie holds a B.A. in Business Administration from San Jose State University.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Philosophy

The Company’s compensation objectives and philosophy provide the guiding principles for decisions made by the Compensation Committee of the Board of Directors (the “Committee”) for compensation to be paid to our named executive officers, which, during the 2007 fiscal year, included the Chief Executive Officer, President, former Chief Operating Officer and Chief Financial Officer of the Company. Our former Chief Operating Officer became a non-executive Vice President effective June 25, 2007 and subsequently terminated his employment with the Company effective as of September 1, 2007.

Please refer to the compensation tables below for the individuals serving in these capacities during 2007. The Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and linked to specific, measurable results intended to create value for stockholders. In establishing compensation programs for the named executive officers for the 2007 fiscal year, the Committee considered the following principles and objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure compensation is closely aligned with the Company’s corporate strategies, business and financial objectives and the long-term interests of the Company’s stockholders;

•	Create incentives to achieve key strategic and financial performance goals of the Company by linking executive incentive award opportunities to the achievement of these goals; and

•	Ensure that the total compensation is fair, reasonable and competitive.

The Compensation Committee of the Board of Directors

The Committee, serving under a charter adopted by the Board of Directors, is composed entirely of outside directors who have never served as officers of the Company. Under the charter, the Committee has overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the Company. This includes base salaries, incentive awards, stock option grants, employment agreements, severance arrangements, change in control provisions, as well as any other benefits or compensation arrangements for the named executive officers. In certain circumstances, the Committee may solicit input from the full Board of Directors before making final decisions relating to executive compensation.

Prior to July 22, 2007, Messrs. Cogan and Gassée served as members of the Committee. On July 22, 2007, the Committee was reconstituted by the Board, with the appointment of Messrs. Cogan and Maydan, each of whom continue to serve on the Committee as of the date of this Proxy Statement.

Role of Management in Assisting Compensation Decisions

Members of the executive management team of the Company, such as the named executive officers and the Vice President of Human Resources (hereafter referred to as Executive Management), may assist and support the Committee in determining compensation for the named executive officers. Members of Executive Management may provide recommendations and information to the Committee to consider, analyze and review in connection with any compensation proposal for the named executive officers. Members of Executive Management do not have any final decision-making authority in regards to named executive officer compensation. The Committee reviews any recommendations and information provided by Executive Management, and approves the final executive compensation package for the named executive officers. During the fiscal year 2007, members of Executive Management provided the Committee with recommendations and proposals relating to each element of executive compensation described below. These recommendations and proposals were based on competitive factors, individual compensation histories, prior equity awards, and anticipated and projected operating results of the Company for the fiscal year 2007.

Use of Independent Third Party Consultants

The Committee may use consultants to assist in the evaluation of compensation for the named executive officers. The Committee has the sole authority to retain and terminate any compensation consultant engaged to perform these services. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisers.

The Committee has retained Mercer Human Resource Consulting (“Mercer”), an independent compensation consulting firm, as its consultant in order to get objective, expert advice. Mercer was selected as the consultant to the Committee in 2007 after an interview process with several compensation consulting firms. The Committee evaluates Mercer on an annual basis and has found its performance to be satisfactory. In 2007, the Compensation Committee requested Mercer to advise it on a variety of compensation-related issues, including:

•	Compensation strategy development

•	Officer pay levels

•	Long-Term Incentive Pay

•	Peer group review and refinement

•	The Compensation Committee agenda and annual calendar

In the course of conducting its activities, Mercer attended meetings of the Committee and presented its findings and recommendations for discussion. During the course of the year, Mercer met with management to obtain and validate data, and review materials.

Mercer is a subsidiary of Marsh & McLennan Companies, Inc., a diversified conglomerate of insurance, security and human resources consulting services. The Company uses the brokerage services of Marsh and McLennan for the casualty insurance portion of the Company’s risk management and insurance program. During fiscal 2007, Marsh and McLennan received approximately $176,931 for the brokerage services provided to the Company. The Committee has reviewed the Marsh and McLennan brokerage services and has determined that these services do not constitute a conflict of interest or prevent Mercer from being objective in its work for the Committee. Other than providing the salary surveys and the work performed in its role as consultant to the Committee, Mercer provided no other services to either the Company or the Committee in fiscal 2007.

Benchmarking

The Committee does not apply a formulaic approach to setting of individual elements of the named executive officers’ compensation or their total compensation amounts. However, the Committee annually reviews market compensation levels to determine whether the total compensation opportunity for the Company’s named executive officers is appropriate in light of the compensation arrangements at the Company’s peers and makes adjustments when the Committee determines they are needed. For 2007, this assessment included evaluation of base salary, annual incentives and long-term incentives against a peer group of high-technology companies provided by Mercer, which is described below. The Committee also considers business performance as compared to its peers a part of its assessment of appropriate payout levels for performance. Because total compensation for the named executive officers is determined based on market compensation levels, differences in compensation among the chief executive officer and other named executive officers are due in part to differences of compensation among similarly situated executive officers in the market.

The basis for selection of companies in the peer group included such factors as revenue, industry and competitive landscape.

•	Publicly traded companies (U.S. Exchange).

•	Revenue—Peer companies should be similarly sized to EFI for appropriate compensation benchmarking.

•	Industry—Peer companies should be within similar industry sectors and customary characteristics.

•	Competitive Landscape—Peer companies should be competing with EFI for executive talent.

For 2007, the peer group included:

Palm Inc.	ADC Telecommunications Inc.
3Com Corp.	CMGI Inc.
Arris Group Inc.	Komag Inc.
Zebra Technologies	Savvis Inc.
Hutchinson Technology, Inc.	Avocent Corp.
QLogic Corp.	Emulex Corp.
Zoran Corp.	MRV Communications, Inc.
Ariba Inc.	Openwave Systems Inc.

Executive Compensation Elements

For the fiscal year 2007, the principal elements or components of compensation for the named executive officers were: (1) base salary, (2) performance-based incentive compensation and (3) long-term equity compensation.

For each element of executive compensation, including base salary, bonuses, and equity awards, the Committee during 2007 considered a number of factors, such as the executive’s employment experience, performance of the executive during the period, performance of the Company during the period, achievement of Company performance targets set by the Board, demonstrated leadership, potential to enhance long-term stockholder value, information relating to marketplace competitiveness, current compensation levels, compensation history and prior equity awards. Since there are no static or fixed policies regarding the amount and allocation for each component or element of executive compensation, the determination and composition of total compensation is up to the discretion of the Committee and is decided on a year by year basis.

The measurement or assessment of performance of the individual executive, and his or her demonstrated leadership and potential to enhance long-term stockholder value during 2007 was qualitative in nature, and was determined by the judgment and discretion of the Committee. During 2007, the measurement or assessment of the Company’s performance and the achievement of Company performance targets were primarily quantitative with respect to the elements of incentive based compensation, and are addressed in greater detail below. The factors relating to current compensation levels, compensation history and prior equity awards for each of the executive officers were primarily used to assist in evaluating the appropriate levels of compensation for each element of compensation for the 2007 fiscal year, and any potential increase or decrease from the prior year levels.

The disparity in the levels of compensation for each element of compensation between the named executive officers reflects consideration of the executive’s roles and responsibilities, the executive’s tenure with the Company as well as the other factors mentioned above. The Committee evaluates these factors in establishing compensation for each named executive officer, individually.

The Committee considers the value of the entire compensation package when establishing the appropriate levels of compensation for each element. As such, amounts paid under one element of compensation may affect the amounts paid under another element of compensation. For example, the Company may reserve a significant portion of executive compensation for performance-based incentive programs, while allocating a comparatively lesser amount for fixed compensation elements. As noted above, however, the Company does not apply a formulaic approach to the allocation of specific elements within the total compensation package available to the named executive officers. The Committee exercises its judgment and discretion when approving the amount and allocation of each element of the total compensation package.

Base Salary

The Company provides the named executive officers with a base salary, which is comprised of a fixed amount of annual cash compensation. Base salary is a principal and common component of compensation for all employees of the Company. In setting base salaries for the named executive officers, the Committee considers a number of factors, including the executive’s prior salary history, current compensation levels, individual performance, and marketplace competitiveness for executive officers.

The Committee considers changes to base salaries for the named executive officers on an annual basis. There are no formulaic increases, and there were no increases to base salaries for the Company’s Chief Executive Officer or President during fiscal year 2007. During fiscal year 2007, the Committee determined to increase the base salary of the Company’s Chief Financial Officer, Mr. Ritchie, to $310,000, effective as of January 1, 2007. The Committee increased Mr. Ritchie’s base salary after evaluating the base salaries of Mr. Ritchie’s counterparts within the peer group of companies identified above and concluding that, as increased, Mr. Ritchie’s base salary would result in Mr. Ritchie receiving base salary compensation that is appropriate in light of Mr. Ritchie’s past and expected future contributions to the Company.

On February 15, 2008 the Committee approved increases in the base salaries effective April 1, 2008 for Mr. Gecht and Mr. Rosenzweig to $620,000 and $530,000, respectively. The revisions reflected percentage increases of 8.8% and 3.9%, respectively and were approved following the Committee’s assessment of each of Messrs. Gecht’s and Rosenzweig’s target total cash compensation for fiscal year 2008 relative to the Company’s peer group of companies and the absence of any adjustments to Mr. Gecht’s or Mr. Rosenzweig’s base salaries in 2005, 2006 or 2007 as well as consultation with Mercer.

Performance-Based Incentive Compensation

The Company believes that a significant portion of executive compensation should be directly related to the Company’s overall financial performance, stock price performance and other relevant financial factors that affect stockholder value. Accordingly, the Company sets goals designed to link executive compensation to the Company’s overall performance and reserves the largest potential compensation awards for performance-based and incentive-based programs, which include both cash and equity awards.

Performance Targets

The current executive incentive plan allows executive officers to receive bonus compensation in the event certain specified corporate performance measures are achieved. The total potential bonus for each of the named executive officers is calculated as a percentage of each individual’s base salary. The performance measures for determining bonuses for 2007 were tied directly to the Company’s annual revenue and net income, and were approved by the Committee based on information provided by Executive Management.

The 2007 performance targets take into account both “minimum thresholds” and “target levels” for bonus awards tied to the Company’s performance. In determining the bonus compensation awarded to each executive officer, the incentive plan set a threshold level of both revenue and net income that had to be attained before any incentives were awarded. The annual revenue and net income factors were weighted equally for purposes of determining bonus calculations.

The Committee also sets target bonus levels tied to the Company’s performance beyond the minimum thresholds to determine the actual amount of performance based awards for each executive officer. If the Company did not satisfy the predetermined minimum thresholds, the executive officers were not eligible to receive any bonus compensation. In the event minimum threshold performance levels were exceeded, but applicable target levels were not achieved, the executive officers earned proportional awards linked to the Company’s performance. The proportional awards for the cash portion of bonus compensation were subject to formulaic accelerators and decelerators, so that overachievement and underachievement of the target levels had a multiplier affect. For example, if the applicable target levels were exceeded, the executive officers earned bonuses that exceeded their target cash bonuses by a factor of the percentage exceeding the target levels. On the other hand, if the applicable target levels were not met, the actual cash bonuses were lower than the target bonus by a factor of the percentage difference between the target level and the actual levels of revenue and net income.

During the first quarter of 2008, the Committee approved the 2007 executive incentive plan performance targets based on overall Company targets previously reviewed and approved by the Board in the first quarter of 2007, and determined the total potential bonus compensation for each of the named executive officers. The total revenue and net income target levels approved by the Board of Directors for fiscal year 2007 were designed so that they could only have been attained upon strong performance by the Company as a whole and each of our executive officers individually. Absent strong Company and individual performance, the Committee does not believe the 2007 fiscal year revenue and net income threshold performance levels were attainable, in which case no annual bonuses would have been payable. For fiscal year 2007, the Company’s target total revenue and net income targets were $625,322,000 and $91,926,000 respectively. The minimum threshold performance level was set at 85% of the blended average Company performance against these targets.

The Committee assessed the performance of the Company by comparing the actual fiscal year revenue and operating income results to the pre-determined target levels for each objective. During the first quarter of 2008, the Committee determined that the total revenue and net income targets established by the Board of Directors were achieved at 92% of the blended average target amounts, such that after application of the decelerator provisions described above, the executive incentive plan payout was at 84%.

On February 15, 2008, the Committee approved performance targets for the Company’s fiscal year 2008 performance based cash bonus plan which will be based 80% on the achievement of corporate performance objectives relating to revenue and operating income and 20% on the attainment of individual performance objectives, each as set by the Committee.

Incentive amounts to be paid under the performance-based programs may be adjusted by the Committee to account for unusual events such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Committee does not consider the effect of such events indicative of Company performance. Payments under the executive incentive plan are contingent upon continued employment, and are at the discretion of the Committee.

Annual Performance-Based Cash Compensation

The total target bonus for the 2007 fiscal year for the Chief Executive Officer, President, Chief Financial Officer and former Chief Operating Officer were 100%, 90%, 55% and 70% of his annual base salary, respectively. Mr. Ritchie’s target bonus percentage was increased to 55% during 2007 as a result of the Committee’s evaluation of Mr. Ritchie’s total target compensation in light of compensation at the peer group of companies. Based on its review the Committee determined that a 55% target percentage amount was appropriate in light of Mr. Ritchie’s past and future expected contributions to the Company. Mr. Gecht’s, Mr. Cutts’ (until his change in role) and Mr. Rosenzweig’s target bonus percentages were not changed during fiscal year 2007.

The actual bonus may be less or greater than the target bonus depending on the level of achievement compared to the pre-determined target levels as described above. The Committee believes that the payment of this portion of the annual incentive bonus provides incentives necessary to retain executive officers and reward them for short-term Company performance.

The actual cash awards for 2007 reflect a combination of the target awards and the Company’s performance during the year. Awards of cash bonuses made to the named executive officers in the first fiscal quarter of 2008 for performance in fiscal year 2007 are reflected in column (d) of the Summary Compensation Table for 2007 on page 26 of this Proxy Statement. Mr. Cutts did not receive a performance bonus for 2007 as a result of his change in role and departure from the Company in 2007.

On February 15, 2008 the Committee approved increases in the target bonus percentages for 2008 fiscal year performance based cash compensation for Mr. Gecht and Mr. Rosenzweig to 105% and 95% of base salary, respectively. The revisions were approved following the Committee’s assessment of each of Messrs. Gecht’s and Rosenzweig’s target total cash compensation for fiscal year 2008 in light of the total compensation paid at the Company’s peer group of companies as well as consultation with Mercer.

Long-Term Performance-Based Equity Incentive Program

As indicated by its performance-based approach to compensation, the Company believes that equity ownership in the Company is important to closely align the interests of executive officers with those of our stockholders, and thereby promote incentives to achieve sustained, long-term revenue growth and profitability. To meet these objectives, the Company’s named executive officers are eligible to receive additional grants of performance-based equity compensation upon achieving the same performance criteria described above.

Restricted stock that is granted under this component is subject to forfeiture restrictions which lapse if the Company meets pre-determined, threshold performance levels and specific performance target levels each tied to total revenue and net income, as determined by the Board each year, as mentioned above. If the Company does not achieve the financial targets specified by the Board, then the restrictions on vesting will remain in place until the threshold financial targets or plans have been met. To the extent vesting has been deferred because the Company had not yet met the financial targets for such fiscal year, upon the achievement of such financial targets, the shares will vest.

Individual restricted stock grants under this component were made during 2006 under the 2004 Plan. The forfeiture restrictions lapse over a four-year service vesting period in equal installments once the financial targets are met, and the restricted stock entitles the holder to receive dividends in an amount per restricted share, both vested and non-vested, equal to the dividends per share paid on the Company’s common stock. The Committee determined that the 2006 financial targets were met so that 25% of the restricted common stock vested on each of March 15, 2007 and March 15, 2008, and the remaining portion is subject to forfeiture in the event employment is not continued through the date of vesting.

During the 2007 fiscal year, the Chief Executive Officer, President, Chief Financial Officer and former Chief Operating Officer did not receive any stock option or other equity grants. Instead, the Committee determined to assess total compensation, including appropriate equity grant levels at its meetings during the first quarter of 2008.

Please see the Option Exercises and Stock Vested in 2007 Table on page 31 of this Proxy Statement for restricted stock awards held by the named executive officers that vested during 2007.

Discretionary Long-Term Equity Incentive Awards

The Company’s executive officers may receive an annual award of stock options, restricted stock and/or restricted stock units, at the discretion of the Committee. Guidelines for the number of stock options, restricted stock and/or restricted stock unit awards granted to each executive officer are determined and approved by the Committee, based upon several factors, including the individual’s performance, the Company’s performance and the value of the stock option at the time of grant. As a result, additional grants other than the annual award may be made in the event there are significant changes in the performance of the Company or the individual executive during the evaluation period. The Committee considers the same factors as described throughout this discussion when evaluating these long-term discretionary equity awards.

Restricted stock units granted to executive officers typically have a three-year annual vesting schedule, and stock options granted to executive officers typically have a three and a half year vesting schedule in order to provide an incentive for continued employment and generally expire seven years from the date of the grant. This provides a reasonable time frame in which to align the executive officer with the price appreciation of the Company’s stock, while managing the potential dilution to stockholders more effectively, as compared to a more typical ten-year option term. The Company intends to set the exercise price of options granted under the Company’s stock plans equal to 100% of the fair market value of the underlying stock on the date of grant.

As discussed above, during the 2007 fiscal year, the Chief Executive Officer, President, Chief Financial Officer and former Chief Operating Officer did not receive any stock option or other equity grants. Instead, the Committee determined to assess total compensation, including appropriate equity grant levels at its meetings during the first quarter of 2008.

On February 15, 2008, the Committee approved equity awards of restricted stock units to the Chief Executive Officer, President and Chief Financial Officer with respect to 116,677, 66,677 and 50,000 shares of the Company’s common stock, respectively, and options to purchase 350,000, 200,000 and 100,000 shares of the Company’s common stock, respectively, each with a grant date of February 26, 2008. The restricted stock units vest annually over three years and the stock options vest with respect to 33% of the shares subject to the options on February 26, 2009 and then in equal monthly installments over the subsequent two and a half years.

Severance Arrangements

Each named executive officer has entered into a three (3) year employment agreement with the Company, subject to automatic one-year renewals if not terminated by either party, which provide for severance benefits under certain events, such as a termination without cause or the executive resigning for good reason. The employment agreements are designed to promote stability and continuity of senior management.

In addition, the Company recognizes that the possibility of a change of control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction that may arise from the possibility of a change of control. As a result, the employment agreements include provisions relating to the payment of severance benefits under certain circumstances in the event of a change of control. Under the change of control provisions, in order for severance benefits to be triggered, an executive must be involuntarily terminated without cause or the executive must leave for good reason within 24 months after a change of control. The Committee approved the employment agreements, which contain the severance benefits described below during 2006. The Committee considered information provided by Executive Management in concert with data from Mercer, and used its discretion when approving each element and amount of the potential severance benefits payable to the named executive officers.

In connection with his separation from the Company, Mr. Cutts received a payment under the General Release and Separation Agreement entered into with the Company in October 2007, as described separately under the heading “Certain Relationships and Related Transactions, and Director Independence” on page 11 of this Proxy Statement.

Information regarding applicable payments under such agreements for the named executive officers is provided under the headings “Employment Agreements” and “Retention Agreements (Potential Payments upon Termination or Change of Control)” on page 27 of this Proxy Statement.

Other Elements of Compensation and Perquisites

There are no other material elements of compensation that the named executive officers receive. The named executive officers may not defer any component of any annual incentive bonus earned at this time and do not participate in another deferred compensation plan. Likewise, the Company does not maintain any defined benefit pension plans for its employees. However, named executive officers are eligible to participate in the Company’s 401(k) savings plan on the same terms and conditions as other Company employees. In addition, the named executive officers are eligible to participate in the Company’s group health and welfare plans on the same terms and conditions as other Company employees.

The Company also provides the Chief Executive Officer and the President with an automobile allowance during the term of his employment with the Company, as the Company in its sole discretion may from time to time make available.

Tax Considerations

Deductibility of Executive Compensation

As part of its performance-based compensation program, the Company aims to compensate the named executive officers in a manner that is tax effective for the Company. In practice, some of the annual compensation delivered by the Company is tax-qualified under Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to each of the corporation’s chief executive officer and the four other most highly compensated executive officers as of the end of the fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Although the Committee considers the impact of Section 162(m) when developing and implementing executive compensation programs, the Committee believes that it is important and in the best interests of stockholders to preserve flexibility in designing compensation programs. Accordingly, the Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m). The Committee has from time to time approved, and may in the future approve, compensation arrangements for certain officers that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Committee’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Taxation of “Parachute” Payments

Section 280G and related sections under the Internal Revenue Code provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain limits, and that the Company or our successor could lose a deduction on the amounts subject to the additional tax. We did not provide any named executive officer with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G during fiscal 2007 and we have not agreed and are otherwise not obligated to provide any executive officer with such a gross-up or related reimbursement.

Compensation Recovery Policy

The Company does not have a policy to seek the reimbursement of cash bonus awards paid to an executive officer if such executive engages in misconduct that caused or partially caused a restatement of financial results. However, as previously disclosed in a Form 8-K filed with Securities and Exchange Commission on June 29, 2007, a Special Committee of the Board of Directors recommended certain remedial actions in connection with the Company’s investigation of its historical stock option practices which included the repayment of certain amounts by certain current and former directors and executive officers of the Company.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that it be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The Compensation Committee of the Company as of the date of this Proxy Statement has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Gill Cogan

Dan Maydan

Compensation of Executive Officers

Summary Compensation Table for 2007

The following table includes information concerning compensation for the fiscal years ended December 31, 2007 and December 31, 2006 of our CEO, CFO and the two most highly compensated executive officers of the Company other than the CEO and CFO (the “named executive officers”).

Name and principal position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($)(1)(4) (d)	Stock awards(2) (e)	Option awards ($)(2)(3) (f)	Non-equity Incentive Plan Compensation ($) (g)	Change in pension value and nonqualified deferred compensation earnings ($) (h)	All other compensation ($)(1)(5) (i)	Total ($) (j)
Guy Gecht,	2007	$570,000	$478,800	$889,943	$668,863	—	—	$21,914	$2,629,520
Chief Executive Officer	2006	570,000	256,979	1,291,485	1,247,393	—	—	8,131	3,373,988

John Ritchie,	2007	310,000	143,220	197,319	28,052	—	—	17,223	695,814
Chief Financial Officer	2006	258,750	62,126	277,935	76,787	—	—	4,400	679,998

Fred Rosenzweig,	2007	510,000	385,560	686,850	516,983	—	—	9,300	2,108,693
President	2006	510,000	206,936	983,746	984,327	—	—	8,138	2,693,147

Joseph Cutts,	2007	233,333	0	394,619	286,978	—	—	342,903	1,257,833
Chief Operating Officer(6)	2006	350,000	110,456	819,265	585,763	—	—	9,200	1,874,684

(1)	All cash compensation earned by each executive officer for fiscal years 2007 and 2006 is found in either the Salary, Bonus or All other compensation columns of this table. There were no deferred salaries or other compensation in 2007 or 2006.
(2)	Amounts included in the “Stock Awards” and “Option Awards” columns represent the compensation cost, except disregarding estimated forfeitures, that was recognized by us in the year ended December 31, 2007 and 2006 on all previously granted awards and options in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments,” or “SFAS 123R.” See Note 12 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.
(3)	In December 2007, Messrs. Gecht and Rosenzweig voluntarily, and without the receipt of any consideration from the Company, forfeited options to purchase 113,750 and 97,500 shares of Company common stock, respectively. Each of the options forfeited was determined by a Special Committee of the Board of Directors to have been granted with an exercise price below the fair market value of the Company’s common stock on the date of grant.
(4)	For amounts listed for fiscal year 2007, represents cash bonuses accrued in 2007 under the executive incentive plan and paid in February 2008 under bonus targets of 100% of base salary for Mr. Gecht, 90% of base salary for Mr. Rosenzweig, and 55% of base salary for Mr. Ritchie. For amounts listed for fiscal year 2006, represents cash bonuses accrued in 2006 under the executive incentive plan and paid in March 2007 under bonus targets of 100% of base salary for Mr. Gecht, 90% of base salary for Mr. Rosenzweig, 70% of base salary for Mr. Cutts, and 40% of base salary for Mr. Ritchie. Each executive received performance-based restricted common stock awards in lieu of portions of the cash component of their respective bonuses for the 2006 plan year. The compensation cost recognized by the Company for these awards are included in the Stock Awards Column.
(5)	For fiscal year 2007, includes severance payments, auto allowances, 401(k) employer matching contributions, and/or employee stock purchase plan make-up bonuses, as indicated below. Includes $4,800, $3,431 and $13,683 in auto allowance, 401(k) employer matching contributions and employee stock plan matching bonus, respectively, for Mr. Gecht. Includes $4,500 and $12,723 in 401(k) employer matching contributions and employee stock plan matching bonus, respectively, for Mr. Ritchie. Includes $4,800 and $4,500 in auto allowance and 401(k) employer matching contributions, respectively, for Mr. Rosenzweig. Includes $335,599, $3,200 and $4,104 in severance payment, auto allowance and 401(k) employer matching contributions, respectively, for Mr. Cutts. For fiscal year 2006, includes auto allowances and/or 401(k) employer matching contributions.
(6)	Effective as of September 1, 2007, Mr. Cutts is no longer an officer or employee of the Company. Mr. Cutts was provided a lump sum severance payment totaling $335,599 in October 2007 pursuant to a General Release and Separation Agreement with the Company. A description of this agreement is provided under the headings “Certain Relationships and Related Transactions, and Director Independence” and “Retention Agreements (Potential Payments Upon Termination or Change of Control)” on pages 11 and 27, respectively, of this Proxy Statement. During 2007, the Company also paid $2,576 on Mr. Cutts’ behalf relating to continued healthcare coverage beginning November 1, 2007 and $0 relating to outplacement services.

Employment Agreements

On August 3, 2006, we entered into employment agreements with the following executive officers: Guy Gecht, the Company’s Chief Executive Officer; Fred Rosenzweig, the Company’s President; Joseph Cutts, the Company’s former Chief Operating Officer; and John Ritchie, the Company’s Chief Financial Officer (each, an “Executive”).

The employment agreements, each effective as of August 1, 2006, have an initial term of three years and will automatically renew for additional one year periods unless terminated by either party upon sixty days written notice prior to the expiration of the agreement. Each Executive’s employment with the Company is at-will and either party may terminate the employment relationship at any time for any reason, with or without cause and with or without notice.

The employment agreements provide for the payment of an annual base salary of $570,000 to Guy Gecht; $510,000 to Fred Rosenzweig; $350,000 to Joseph Cutts; and $265,000 to John Ritchie. Effective September 1, 2007, Mr. Cutts is no longer an officer or employee of the Company. On October 29, 2007, the Compensation Committee approved an increase in the annual salary of Mr. Ritchie to $310,000, effective January 1, 2007. On February 15, 2008, the Compensation Committee approved increases to Mr. Gecht’s and Mr. Rosenzweig’s base salaries to $620,000 and $530,000, respectively. Mr. Ritchie’s base salary was not adjusted for 2008. Each employment agreement also provides, among other provisions, that:

•	the Executive shall be eligible for bonuses under the annual management bonus plan as approved by the Compensation Committee of the Company’s Board of Directors;

•	the Executive is eligible to receive stock options under the Company’s stock option program and additional equity awards based on the Executive’s performance;

•

in the event prior to or within two years following a change in control the Company terminates the Executive’s employment without cause or the Executive voluntarily terminates his employment for good reason, the Executive is eligible for severance benefits consisting of salary continuation, a pro-rata bonus, employer subsidized health benefit continuation under COBRA and outplacement services;

•

if the Executive becomes entitled to receive severance, the vesting of the Executive’s unvested stock options and equity awards shall either partially or fully accelerate and the post-termination exercise period for stock options shall be extended;

•

if the Executive is required to pay tax penalties under Section 409A of the Internal Revenue Code of 1986, as amended, in connection with his receipt of the severance benefits, the Company shall pay the Executive a gross up payment to hold the Executive harmless, on an after-tax basis, for any such penalties; and

•	the Executive is subject to a non-solicitation covenant during his employment and for one year following termination of employment.

Retention Agreements (Potential Payments upon Termination or Change of Control)

The section below describes the potential payments that may be made to our named executive officers upon termination or a change of control, pursuant to their employment agreements or otherwise.

The tables below estimate the quantitative benefits that would have accrued to each of our named executive officers employed by us on December 31, 2007. Severance benefits paid to Mr. Cutts in connection with his termination effective as of September 1, 2007, are described separately below.

The estimate of quantitative benefits that would have accrued to each of our named executive officers employed by us on December 31, 2007 assumes certain events as of December 31, 2007, uses the closing sales price of our common stock on such date ($22.48), and assumes the named executive officers could have exercised stock options and sold such underlying shares. Receipt of these benefits is subject to the Company’s receipt of an executed separation agreement and full release of all claims from the named executive officer. We cannot assure you that a termination or change of control would produce the same or similar results as those described below if such event were to occur on any other date or at any other price, or if any assumption is not correct in fact.

The following table provides information concerning potential payments to our named executive officers upon termination by us without cause or termination by the named executive officer for good reason.

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued healthcare coverage benefits ($)(3)	Value of Accelerated vesting of stock options and awards ($)(4)
Guy Gecht	$1,618,800	$35,000	$21,505	$1,047,361
John Ritchie	608,220	35,000	21,813	218,488
Fred Rosenzweig	1,150,560	35,000	21,813	805,649

(1)	The amount shown is the lump sum severance payment that consists of 24 months of base salary for Mr. Gecht and 18 months for each of Messrs. Ritchie and Rosenzweig, plus an amount equal to the bonus that the named executive officer would have earned in 2007. If the named executive officer is terminated during the year, the bonus is prorated for the portion of the year that the named executive officer was with the Company.
(2)	Messrs. Gecht, Ritchie and Rosenzweig are entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht, Ritchie and Rosenzweig are entitled to premium reimbursement for health insurance coverage under Part 6 of Title I of ERISA (COBRA) for up to 18 months.
(4)	Messrs. Gecht, Ritchie and Rosenzweig are entitled to accelerate vesting of options and restricted stock awards for six months following the termination date. For options and awards that vest on an annual basis, credit is given as if the vesting accrued monthly. The value of the accelerated options and awards is calculated based on the Company’s closing stock price at December 31, 2007 of $22.48 per share. The number of stock options and restricted stock awards/units subject to acceleration for each named executive officer upon termination without cause by us or upon termination by the named executive officer for good reason, are as follows:

	Stock options (#)	Restricted Stock awards/units (#)
Guy Gecht	48,750	38,668
John Ritchie	3,750	8,708
Fred Rosenzweig	37,500	29,744

Total	90,000	77,120

The table below provides information concerning potential payments to our named executive officers upon termination without cause by us, or upon termination for good reason by the named executive officers, within 24 months following a change of control.

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued healthcare coverage benefits ($)(3)	Value of Accelerated vesting of stock options and awards ($)(4)
Guy Gecht	$2,188,800	$35,000	$21,505	$1,912,489
John Ritchie	763,220	35,000	21,813	408,673
Fred Rosenzweig	1,405,560	35,000	21,813	1,471,116

(1)	The amount shown is the lump sum severance payment that consists of 36 months of base salary for Mr. Gecht and 24 months for each of Messrs. Ritchie and Rosenzweig, plus an amount equal to the bonus that the named executive officer would have earned in 2007
(2)	Messrs. Gecht, Ritchie and Rosenzweig are entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht, Ritchie and Rosenzweig are entitled to premium reimbursement for health insurance coverage under Part 6 of Title I of ERISA (COBRA) for up to 18 months.
(4)	Messrs. Gecht, Ritchie and Rosenzweig are entitled to accelerate vesting on 100% of all unvested options, and restricted stock awards and units as of their termination date. The value of the accelerated options and awards is calculated based on the Company’s closing stock price at December 31, 2007 of $22.48 per share. The number of stock options and restricted stock awards/units subject to acceleration for each named executive officer upon a change of control are as follows:

	Stock options (#)	Restricted Stock awards/units (#)
Guy Gecht	94,792	75,832
John Ritchie	4,375	17,000
Fred Rosenzweig	72,917	58,331

Total	172,084	151,163

In October 2007, the Company entered into a General Release and Separation Agreement with Joseph Cutts, the Company’s former Chief Operating Officer, pursuant to which the Company made a cash payment to Mr. Cutts in the amount of $335,599, which represented the cash severance payable to Mr. Cutts in accordance with the terms of an employment agreement previously entered into between him and the Company, reduced by a portion of the after-tax gain realized by Mr. Cutts from the exercise of certain stock options having a per share exercise price below the fair market value on the date of grant. In addition, Mr. Cutts agreed to amend certain then-outstanding options so that the exercise price of the vested, unexercised shares thereunder was equal to the fair market value of our common stock on the date the options were granted. The agreement further provided for the release to Mr. Cutts of vested restricted stock awards, and that certain vested options held by Mr. Cutts could be exercised within 90 days of Mr. Cutts’ resignation date or within 90 days after a registration statement on Form S-8 may be used by the Company to register such options, whichever occurred later. The Company also agreed to pay Mr. Cutts’ COBRA premiums for up to 18 months (estimated to be approximately $19,000 as of December 31, 2007) and to pay up to $35,000 for outplacement services.

If any of the severance payments described above constitutes a deferral of compensation subject to tax under Code Section 409A, the Company shall pay the named executive officer a gross-up payment such that after the payment of all taxes on the gross-up payment, the named executive officer retains an amount equal to the taxes imposed under Section 409A, including interest and penalties, imposed on the severance pay.

Stock Options

As of December 31, 2007, options to purchase an aggregate of 119,680 shares of common stock (net of options canceled) had been granted pursuant to our 2007 Equity Incentive Award Plan, and 995,422 restricted common stock units had been issued. No options or restricted common stock units under this plan had been exercised or released. Options to purchase 119,680 shares and 995,422 restricted common stock units remained outstanding under the plan as of such date, and 2,184,898 shares of common stock remained available under our 2007 Equity Incentive Award Plan for future grant.

2007 Grants of Plan-Based Awards Table

No options, restricted stock awards, restricted common stock units or non-equity incentive plan-based awards were granted during the fiscal year ended December 31, 2007 to any of our named executive officers.

Outstanding Equity Awards at 2007 Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded to the named executive officers at the fiscal year end December 31, 2007.

		Option Awards(1)				Stock Awards(2)
Name (a)	Vesting Commencement Date (b)	Number of securities underlying unexercised options exercisable (#) (c)	Number of securities underlying unexercised options unexercisable (#) (d)	Option exercise price per share ($) (e)	Option expiration date (f)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (g)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (h)
Guy Gecht	4/20/1999	110,000		$33.81	3/23/2009
	8/11/2003	61,250		19.45	8/20/2010
	1/3/2001	16,250		13.75	1/3/2011
	4/11/2005	178,750	37,917	17.00	4/11/2012
	4/25/2002	30,250		17.50	4/25/2012
	3/15/2006	51,458	56,875	26.90	3/15/2013
	4/11/2005					21,667	$487,074
	3/15/2006					54,165	1,217,629

John Ritchie	8/11/2003	20,500		19.45	8/11/2010
	4/18/2005	13,750	4,375	16.42	4/18/2012
	4/18/2005					5,000	112,400
	3/15/2006					12,000	269,760

Fred Rosenzweig	4/20/1999	110,000		33.81	3/23/2009
	8/11/2003	52,500		19.45	8/20/2010
	1/3/2001	7,000		13.75	1/3/2011
	3/13/2001	10,000		24.03	3/13/2011
	4/11/2005	137,500	29,167	17.00	4/11/2012
	4/25/2002	16,667		17.50	4/25/2012
	4/25/2002	83,333		17.50	4/24/2012
	3/15/2006	39,583	43,750	26.90	3/15/2013
	4/11/2005					16,667	374,674
	3/15/2006					41,664	936,607

Joseph Cutts(3)	4/20/1999	22,500		33.81	1/23/2008
	10/21/1999	6,000		36.19	1/23/2008
	4/11/2005	57,500		17.00	1/23/2008
	3/15/2006	26,250		26.90	1/23/2008

(1)	Each option vests with respect to 25% of the shares subject thereto on the first anniversary of the vesting commencement date and then at a rate of 2.5% of the total number of shares subject to the option per month over the next thirty months.
(2)	Each restricted stock award vests at the rate of 25% on each anniversary of the vesting commencement date if specified performance targets are achieved.
(3)	Mr. Cutts terminated his employment with the Company effective as of September 1, 2007.

Option Exercises and Stock Vested in 2007 Table

The following table includes certain information with respect to the options exercised and restricted stock awards vested by the named executive officers during the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (e)
Guy Gecht			10,833	$249,701
			18,057	421,631
			11,654	272,121

John Ritchie			4,000	93,400
			2,500	57,625
			1,517	35,422
			1,000	23,350

Fred Rosenzweig			8,333	192,076
			9,384	219,116
			13,891	324,355

Joseph Cutts(1)	21,750	$67,426
			5,000	115,250
			5,009	116,960
			7,639	206,329
			10,000	270,100
			5,500	148,555
			8,334	194,599

(1)	Mr. Cutts terminated his employment with the Company effective as of September 1, 2007.

Pension Benefits

The Company does not provide Pension Benefits to its employees.

Nonqualified Deferred Compensation

The Company historically has not provided nonqualified deferred compensation to its employees.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2007 concerning securities that are authorized under equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 1)
Equity compensation plans approved by stockholders	9,392,521	(1)	$23.77	2,602,429	(2)
Equity compensation plans not approved by stockholders	—		—	—
Total	9,392,521		$23.77	2,602,429

(1)	Includes options outstanding as of December 31, 2007, representing 97,899 shares with an average exercise price of $135.17 per share, that were assumed in connection with business combinations.
(2)	Includes 2,195,398 shares available under our 2007 Equity Incentive Award Plan and 407,031 shares available under our 2000 Employee Stock Purchase Plan.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed these audited financial statements with management of the Company.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) as amended, and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Submitted by the Audit Committee

of the Board of Directors:

Christopher Paisley

Dan Maydan

James S. Greene

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee” and the “Report of the Compensation Committee” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

/s/ JAMES L. ETHERIDGE
James L. Etheridge
Secretary

Dated: April 28, 2008

SAMPLE PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ELECTRONICS FOR IMAGING, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 20, 2008

The undersigned stockholder of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2008, and hereby appoints Guy Gecht and James L. Etheridge, or either of them, his or her proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the proxies, to represent the undersigned at the 2008 Annual Meeting of Stockholders of ELECTRONICS FOR IMAGING, INC. to be held on Tuesday, May 20, 2008 at 9:00 a.m., Pacific Time, at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders of ELECTRONICS FOR IMAGING, INC., or any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2008: The Company’s Proxy Statement dated April 28, 2008 and Annual Report for the fiscal year ended December 31, 2007 are available electronically at www.efi.com/irProxy.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE	SEE REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

ELECTRONICS FOR IMAGING, INC.

May 20, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

ê    Please detach along perforated line and mail in the envelope provided.    ê

■

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ■

1. ELECTION OF DIRECTORS:
NOMINEES:

☐	FOR ALL NOMINEES	o Gill Cogan o Guy Gecht
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	o Thomas Georgens o James S. Greene o Richard A. Kashnow o Dan Maydan o Fred Rosenzweig
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2. To approve the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

☐	FOR

☐	AGAINST

☐	ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other matter or matters that may properly come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” ELECTION OF ALL THE NOMINEES FOR DIRECTORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■